Exhibit 23.2

[Letterhead of Dixon Hughes Goodman LLP

Certified Public Accountants and Advisors]

CONSENT OF independent auditor

To the Shareholders and Board of Directors

Select Bancorp, Inc.

Greenville, North Carolina

We consent to the use of our report dated February 19, 2013, with respect to the consolidated financial statements of Select Bancorp, Inc. and subsidiary as of and for the years ended December 31, 2012 and 2011, and to the reference to our firm under the caption “Experts” in the registration statement.

/s/ Dixon Hughes Goodman LLP

Greenville, North Carolina

January 15, 2014